CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
TigerLogic Corporation:
We consent to the incorporation by reference in the registration statements (Nos. 333-175070, 333-145847, 333-140919, 333-75202, 333-50996, 333-33672, 333-64027, 333-38449, 33-81008, 33-65538, 33-46166, 33-32677, 333-157660, 333-151890, and 333-167689) on Form S-8 of TigerLogic Corporation of our report dated June 26, 2012, with respect to the consolidated balance sheets of TigerLogic Corporation and subsidiaries as of March 31, 2012 and 2011, and the related consolidated statements of operations, cash flows, and stockholders' equity and comprehensive loss for each of the years in the three-year period ended March 31, 2012, which report appears in the March 31, 2012, Annual Report on Form 10-K of TigerLogic Corporation.
/s/    KPMG LLP
Santa Clara, California
June 26, 2012